                                                                    EXHIBIT 20.2
                          NOTICE OF DISSENTERS' RIGHTS

                TO THE STOCKHOLDERS OF SILVER LEDGE, INCORPORATED
                             (a Nevada corporation)

                                       and

                      NET TELECOMMUNICATIONS, INCORPORATED
                             (a Nevada corporation)
                       8170 West Sahara Avenue, Suite 203
                             Las Vegas, Nevada 89117

                                  INTRODUCTION

                        Pursuant to an Agreement and Plan of Merger (the "Plan") dated July 10, 1996, between the Silver Ledge, Incorporated, a Nevada corporation, which recently changed its domicile from Montana to Nevada (the "Company"), Robin D. Porter (President, CEO, Treasurer and Director), Rodney G. Porter (Operations Officer and Director), Karen Porter (Rodney G. Porter's wife) and Jennie Porter (Secretary and Director) (sometimes called the "Company's Principal Stockholders"), Net Telecommunications, Incorporated, a Nevada corporation ("Net Tel"), and certain stockholders of Net Tel who owned in excess of a majority of the outstanding voting securities of Net Tel and who executed and delivered a copy of the Plan (the "Net Tel Majority Stockholders"), the Net Tel Majority Stockholders became the controlling stockholders of the Company in a transaction viewed as a "reverse merger," which became effective on July 11, 1996. The Plan was accounted for as a recapitalization of Net Tel.

                        Net Tel is a recently organized Nevada corporation and a successor to Long Distance International, Inc., a Nevada corporation ("LDI"), which was organized under the laws of the State of Nevada on October 24, 1994, and commenced business operations in May, 1995, primarily as a resaler of long distance services. Net Tel succeeded to the business operations of LDI when LDI merged with and into Net Tel solely to change its name to "Net Telecommunications, Incorporated" and to increase its authorized capital on June 18, 1996. At the time of the completion of the Plan with the Company, Net Tel was party to four Letters of Intent to acquire four other entities involved in endeavors related to the business operations of LDI which were succeeded to by Net Tel in its merger with LDI.

          Prior to the completion of the Plan, Robin D. Porter, Rodney G. Porter, Karen Porter and Jennie Porter of Clearfield, Utah, were the principal and controlling stockholders of the Company, collectively owning 27,622,793 pre-split shares of the Company's common stock or approximately 63% of the pre-Plan outstanding voting securities of the Company. As a condition to the Plan and in accordance with Exhibit B to the Plan, which is an Exchange Agreement between the Company and the Company' Principal Stockholders, the Company exchanged all of its right, title and interest in and to the securities of all of its subsidiaries,
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through which it owned or operated all of its properties, assets and business, for the 27,622,793 pre-split shares of the Company owned by the Company's Principal Stockholders; as a result thereof, immediately prior to the completion of the Plan, the Company had no assets or liabilities. There were 43,657,907 outstanding voting securities of the Company at the time of the adoption of the Plan, and after deducting the 27,622,793 shares owned by the Company's Principal Stockholders, which were also voted in favor of the Plan, there was a balance of 16,035,114 shares of common voting stock owned by persons who had no interest in the Plan not shared by all other stockholders; 8,744,189 of these shares or approximately 55% were voted in favor of the Plan by written consent pursuant to
Section 78.320 of the Nevada Revised Statutes. There was no relationship between the Company's Principal Stockholders and the Net Tel Majority Stockholders or Net Tel prior to the completion of the Plan.

                        The source of the consideration used by the Net Tel Majority Stockholders to acquire their respective interests in the Company was the exchange of 1,791.12 shares of $0.001 par value common voting stock of Net Tel amounting to approximately 71% of the outstanding voting securities of Net Tel for 4,272,538 post-split shares of $0.001 par value common voting stock of the Company, amounting to approximately 53% of the outstanding post-Plan voting securities of the Company. Accordingly, the basis of the "control" by the Net Tel Majority Stockholders is this stock ownership, and their present capacities as directors or executive officers of the Company.

                            SUMMARY OF PLAN OF MERGER

                        In summary, pursuant to the Plan, (i) Net Tel merged with and into the Company, with the Company being the surviving corporation;
(ii) the name of the Company was changed to "Net Telecommunications, Incorporated"; (iii) the pre-Plan outstanding voting securities of the Company were reverse split on the basis of 40.087785 for one (stockholders of the Company will be required to divide the number of shares of common stock of the Company presently owned by 40.087785 to determine the number of shares presently owned, which will amount to approximately 1/40th of one share in the reorganized company for each share presently owned), while retaining the authorized capital at 50,000,000 shares and the par value at $0.001 per share, with appropriate adjustments to the stated capital and additional paid in capital accounts of the Company; (iv) each issued, outstanding or subscribed share of common stock of Net Tel was exchanged for 2,385.4 post-split shares of common stock of the Company, amounting to approximately 6,000,000 post-split shares in the aggregate (the shares of common stock of the Company to be received by the Net Tel Stockholders in exchange for their Net Tel shares are "unregistered" and "restricted" shares, and the completion of the Plan will result in a new "holding period" for the Net Tel shareholders for purposes of resale under Rule 144 of the Securities and Exchange Commission); (v) the Company's Principal Stockholders exchanged 27,622,793 pre-split shares of the Company's common stock (approximately 689,057 post-split shares) for the Company's interest in all of its subsidiaries, including all of its properties, assets and business, resulting in there being approximately 400,000 post-split outstanding shares of common stock of the Company

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immediately prior to the completion of the Plan, not taking into account any shares of common voting stock to be issued under the Plan; and (vi) an additional 1,600,000 post-split shares are to be issued to certain consultants of the Company and Net Tel, 610,000 and 990,000 shares, respectively, for services related to the negotiation and consummation of the Plan.

                        Following the completion of the Plan, taking into account the foregoing, there are or will be approximately 8,000,000 post-split outstanding voting securities of the Company.

                   PRINCIPAL STOCKHOLDERS FOLLOWING COMPLETION
                                OF PLAN OF MERGER

                        The following table indicates the names, addresses and Company stockholdings of the Net Tel Majority Stockholders, following the completion of the Plan, to-wit:

                                  Number of         Percent
      Name                      Shares Owned        of Class
      ----                      ------------        --------
Robert P. Amira                    1,290,788         16.1%
2721 Brookstone Ct.
Las Vegas, Nevada  89117

Michael W. Gorts                   1,490,875         18.6%
9301 Leaping Lily Lane
Las Vegas, Nevada  89129

Tony Tegano                        1,490,875         18.6%
9016 Opus Drive
Las Vegas, Nevada  89117           ---------         -----
                                   4,272,538         53.3%

               FORMER AND PRESENT MANAGEMENT, TAKING INTO ACCOUNT
                        COMPLETION OF THE PLAN OF MERGER

                        Pursuant to the Plan, the persons who were serving as directors and executive officers of the Company immediately prior to its completion resigned, in seriatim, and appointed the persons who were serving as directors and executive officers of Net Tel immediately prior to its completion, as follows, respectively, to-wit:

Resigned:

Name                                   Position
Robin D. Porter                        President, CEO, Treasurer
                                       and Director

Rodney G. Porter                       Operations Officer and
                                       Director

Godfrey Penrod                         Chairman of the Board and
                                       Director

Jennie Porter                          Secretary and Director

Elected:

Michael W. Gorts                       President and Director

Robert Briare                          Secretary/Treasurer and
                                       Director

Tony Tegano                            Director

Lonnie Ellis                           Director

Chris Fanelli                          Director

Robert P. Amira                        Director

                               DISSENTERS' RIGHTS

                        As a result of the completion of the Plan, the stockholders of the Company and of Net Tel are each entitled to dissenters' rights under the Nevada Revised Statutes, which are as follows, to-wit:

92A.300.                Definitions.

                        As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (1995, ch. 586, Section 35, p.2086.)

92A.305                 "Beneficial stockholder" defined.

                        "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as a stockholder of record. (1995, ch. 586, Section 36, p. 2087.)

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92A.310.                "Corporate action" defined.

                        "Corporate action" means the action of a domestic corporation. (1995, ch. 586, Section 37, p. 2087.)

92A.315.                "Dissenter" defined.

                        "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when notified thereof pursuant to Section 92A.410. (1995, ch. 586, Section 38, p. 2087.)

92A.320.                "Fair value" defined.

                        "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (1995, ch. 586 Section 39, p. 2087.)

92A.325.                "Stockholder" defined.

                        "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (1995, ch. 586, Section 40, p. 2087.)

92A.330.                "Stockholder of record" defined.

                        "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (1995, ch. 586, Section 41, p. 2087.)

92.335.                 "Subject corporation" defined.

                        "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (1995, ch. 586, Section 42, p. 2087.)

92A.340.                Computation of interest.

                        Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (1995, ch. 586, Section 43, p. 2087.)

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92A.350.                Rights of dissenting partner of a domestic limited
                        partnership.

                        A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (1995, ch. 586, Section 47, p. 2088.)

92A.360. Rights of dissenting member of domestic limited-liability company.

                        The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (1995, ch. 586, Section 48, p. 2088.)

92A.370. Rights of dissenting member of domestic nonprofit corporation.

                        1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

                        2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in Chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (1995, ch. 586, Section 46, p. 2088.)

92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

                        1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions;

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                        (a) Consummation of a plan of merger to which the
                            domestic corporation is a party:

                            (1) If approval by the stockholders is required for
                                the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

                            (2) If the domestic corporation is a subsidiary and
                                is merged with its parent under NRS 92A.180.

                        (b) Consummation of a plan of exchange to which the
                            domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

                        (c) Any corporate action taken pursuant to a vote of the
                            stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

                        2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (1995, ch. 586, Section 44, p. 2087.)

92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

                        1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

                        (a) The articles of incorporation of the corporation
                            issuing the shares provide otherwise; or

                        (b) The holders of the class or series are required
                            under the plan of merger or exchange to accept for the shares anything except:

                            (1) Cash, owner's interests or owner's interests and
                                cash in lieu of fractional owner's interests of:

                                (I) The surviving or acquiring entity; or

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                                (II) Any other entity which, at the effective
                                    date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

                            (2) A combination of cash and owner's interests of
                                the kind described in sub-subparagraphs (I) and
                                (II) of subparagraph (1) of paragraph (b).

                        2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (1995, ch. 586, Section 45, p. 2088.)

92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

                        1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this section are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

                        2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

                        (a) He submits to the subject corporation the written
                            consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

                        (b) He does so with respect to all shares of which he is
                            the beneficial stockholder or over which he has power to direct the vote. (1995, ch. 586, Section 49, p. 2089.

92A.410.                Notification of stockholders regarding right of
dissent.

                        1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

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                        2. If the corporate action creating dissenters' rights
is taken without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (1995, ch. 586, Section 50, p. 2089.)

92A.420.                Prerequisites to demand for payment for shares.

                        1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

                        (a) Must deliver to the subject corporation, before the
                            vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                        (b) Must not vote his shares in favor of the proposed
                            action.

                        2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter. (1995, ch. 586, Section 51, p. 2089.)

92A.430. Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

                        1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

                        2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

                        (a) State where the demand for payment must be sent and
                            where and when certificates, if any, for shares must be deposited;

                        (b) Inform the holders of shares not represented by
                            certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

                        (c) Supply a form for demanding payment that includes
                            the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

                        (d) Set a date by which the subject corporation must
                            receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

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                        (e) Be accompanied by a copy o NRS 92A.300 to 92A.500,
                            inclusive. (1995, ch. 586, Section 52, p. 2089.)

92A.440                 Demand for payment and deposit of certificates;
                        retention of rights of stockholder.

                        1. A stockholder to whom a dissenter's notice is sent must:

                        (a) Demand payment;

                        (b) Certify whether he acquired beneficial ownership of
                            the shares before the date required to be set forth in the dissenter's notice for this certification; and

                        (c) Deposit his certificates, if any, in accordance with
                            the terms of the notice.

                        2. The stockholder who demands payment and deposits his certificate, if any, retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

                        3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (9195, ch. 586, Section 53, p. 2090.)

92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

                        1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

                        2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (1995, ch. 586, Section 54, p. 2090.)

92A.460.                Payment for shares:  General requirements.

                        1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

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                        (a) Of the county where the corporation's registered
                            office is located; or

                        (b) At the election of any dissenter residing or having
                            its registered office in this state, or the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

                        2. The payment must be accompanied by:

                        (a) The subject corporation's balance sheet as of the
                            end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

                        (b) A statement of the subject corporation's estimate of
                            the fair value of the shares;

                        (c) An explanation of how the interest was calculated;

                        (d) A statement of the dissenter's rights to demand
                            payment under NRS 92A.480; and

                        (e) A copy of NRS 92A.300 to 92A.500, inclusive. (1995,
                            ch. 586, Section 55, p. 2090.)

92A.470. Payment for shares: Shares acquired on or after date of dissenter's notice.

                        1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

                        2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (1995, ch. 586, Section 56, p. 2091.)

92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

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                        1. A dissenter may notify the subject corporation in
writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

                        2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (1995, ch. 586, Section 57, p. 2091.)

92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

                        1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                        2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

                        3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

                        4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

                        5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

                        (a) For the amount, if any, by which the court finds the
                            fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

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                        (b) For the fair value, plus accrued interest, of his
                            after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (1995, ch. 586, Section 58, p. 2091.)

92A. 500 Legal proceeding to determine fair value: Assessment of costs and fees.

                        1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

                        2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

                        (a) Against the subject corporation and in favor of all
                     dissenters, if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

                        (b) Against either the subject corporation or a
                            dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

                        3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                        4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                        5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (1995, ch. 586, Section 59, p. 2092.)

                        A Form of Dissenters' Rights to exercise such rights, which accompanies this Notice of Dissenters' Rights, requires the certificated or uncertificated shares of any dissenter to be forwarded for deposit with the Company on the election of any such rights, and the

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shares of common stock represented thereby shall be subject to restrictions on transfer until settlement and payment of the fair value thereof, by offer, negotiation or court action.

                             ADDITIONAL INFORMATION

                        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D. C. 20549; and copies of such materials can be obtained from the public reference facilities which are located at 450 Fifth Street, N.W., Washington, D. C. 20549, at prescribed rates.

                        Regarding the financial position of the Company prior to the completion of the Plan, specifically see the 10-KSB Annual Report of the Company for the year ended December 31, 1995, and its 10-QSB Quarterly Report for the quarter ended March 31, 1996 (this 10-QSB Quarterly Report should be available via the Internet, through EDGAR).

                        The 8-K Current Report dated July 5, 1996, which takes into account the completion of the Plan and the disposition of all of the properties, assets and business of the Company in exchange for the 27,622,793 pre-split shares owned by the Company's principal stockholders and the completion of the Plan with Net Tel should also be available via the Internet, through EDGAR.

                        The Company will also provide, on written request, to any dissenter, a copy of the most recent financial statements of the Company and Net Tel, and the combined pro forma balance sheet, taking into account the completion of the Plan, without cost.

                             TRANSFER OF SECURITIES

                        Non-dissenting stockholders of Net Tel who may own stock certificates of Net Tel or those reflecting ownership in "Long Distance International, Inc." should forward their stock certificates to the Company at the address above, and new stock certificates representing shares of common stock of the Company each is entitled to under the Plan shall be issued and delivered to these respective stockholders; each such stock certificate shall bear an appropriate "restrictive" legend, requiring a minimum holding period of two years prior to any public sale pursuant to Rule 144 of the Securities and Exchange Commission, unless the Securities and Exchange Commission's present proposal to reduce the required holding period under Rule 144 to one year becomes effective.

                        Stockholders of the Company (Silver Ledge,
Incorporated") who desire to exchange their stock certificates for new stock certificates bearing the new name of the Company and reflecting the reverse split of 40.087785 for one, should forward their stock certificates to Fidelity Stock Transfer, 1800 South West Temple, #301, Salt Lake City, Utah

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84115, together with a check in the amount of $11 for a new stock certificate;
or you may maintain your present stock certificate until you have an intention to sell it, at which time your broker-dealer will effect the transfer for you. The shares of common stock represented by any stock certificate registered in the name "Silver Ledge, Incorporated" shall be divided by 40.087785, for example, to-wit: 100 shares shall equal 3 post--split shares, after rounding to the nearest whole share; 1,000 shares shall equal 25 post-split shares; 10,000 shares shall equal 250 post-split shares; and 100,000 shares shall equal 2,500 post-split shares, etc.

                               MARKET INFORMATION

                        Prior to the completion of the Plan, the Company's shares were quoted on the OTC Bulletin Board under the Symbol "SILL"; however, the shares traded on a limited and sporadic basis and no broker-dealer maintained a market in the shares of common stock on a regular basis. During the Company's fiscal years ended December 31, 1994 and 1995, there has not been a firm quotation for the Company's shares and immediately prior to the completion of the Plan, the Company's shares had a bid price of $0.001 per share; taking into account the reverse split, this would amount to a post-split bid price of approximately $0.04 per share. Any quotation currently provided by a broker-dealer is not a firm quotation and does not represent any actual transactions. With the completion of the Plan, the Company has a new symbol, "NETQ," and management anticipates, based upon recent inquiries, that a viable market for the Company's shares of common stock may exist in the future. In considering whether to dissent, stockholders of the Company and Net Tel may wish to consult their stock brokerage representative with respect to effect any potential market may have on their election to dissent.

July 22, 1996                                         THE BOARD OF DIRECTORS

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